AMENDED AND RESTATED

SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT is made as of this 10th day of October, 2022, among VANGUARD WHITEHALL FUNDS, a Delaware statutory trust (the “Trust”), SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC., a Delaware corporation (the “Adviser”), and SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA LTD, a U.K. corporation (the “Sub-Adviser”).

W I T N E S S E T H

WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust offers a series of shares known as Vanguard International Explorer Fund (the “Fund”);

WHEREAS, the Trust retained the Adviser to render investment advisory services to the Fund under an Amended and Restated Investment Advisory Agreement originally dated as of June 29, 2002, and amended and restated as of August 1, 2006 and October 10, 2022 (the “Investment Advisory Agreement”);

WHEREAS, the Trust retained the Sub-Adviser to render investment sub-advisory services to the Fund under an Amended and Restated Sub-Advisory Agreement originally dated as of April 1, 2003, and amended and restated as of November 1, 2006 and February 1, 2019 (the “Prior Agreement”); and

WHEREAS, the Trust desires to amend and restate the Prior Agreement in its entirety, and the Sub-Adviser is willing to render investment sub-advisory services to the Fund in accordance with such amendments;

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this “Agreement,” the Trust, the Adviser and the Sub-Adviser hereby agree as follows:

1.

Appointment of Sub-Adviser.  The Adviser hereby employs the Sub-Adviser as investment sub-adviser, on the terms and conditions set forth herein, for the portion of the assets of the Fund that the Trust’s Board of Trustees (the “Board of Trustees”) determines in its sole discretion to assign to the Adviser from time to time (referred to in this Agreement as the “Schroder Portfolio”).  As of the date of this Agreement, the Schroder Portfolio will consist of the portion of the assets of the Fund that the Board of Trustees has determined to assign to the Adviser, as communicated to the Adviser on behalf of the Board of Trustees by The Vanguard Group, Inc. (“Vanguard”).  The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to the Adviser.  If and when the Adviser is notified of any such addition or withdrawal, the Adviser shall promptly notify the Sub-Adviser of the same.  The Sub-Adviser accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

2.	Duties of Sub-Adviser.

(a)The Adviser employs the Sub-Adviser to manage the investment and reinvestment of the assets of the Schroder Portfolio in accordance with the Investment Advisory Agreement; to continuously review, supervise, and administer an investment program for the Schroder Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund (either directly or through the Adviser) with all records concerning the activities of the Sub-Adviser that the Fund is required to maintain; and to render or assist the Adviser in rendering regular reports to the Fund’s officers and Board of Trustees concerning the discharge of the Sub-Adviser’s responsibilities hereunder. The Sub-Adviser will discharge the foregoing responsibilities subject to the supervision and oversight of the Adviser, the Fund’s officers and the Board of Trustees and in compliance with the objectives, policies and limitations set forth in the Fund’s prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to the Sub-Adviser in writing (either directly or through the Adviser), and applicable laws and regulations.  The Sub-Adviser agrees to provide, at its own expense, the office space, furnishings and equipment, and the personnel required by it to perform the services on the terms and for the compensation provided herein.

(b)The Sub-Adviser acknowledges and agrees that the Adviser is ultimately responsible for providing to the Trust the services required of the Adviser under the Investment Advisory Agreement.  Accordingly, the Sub-Adviser shall discharge its duties and responsibilities specified in paragraph (a) of this Section 2 and elsewhere in this Agreement subject at all times to the direction, control, supervision and oversight of the Adviser.  In furtherance thereof, the Sub-Adviser shall, without limitation, (i) make its offices available to representatives of the Adviser for on-site inspections and consultations with the officers and applicable portfolio managers of the Sub-Adviser responsible for the day-to-day management of the Fund, (ii) upon request, provide the Adviser with copies of all records it maintains regarding its management of the Fund and (iii) report to the Adviser each calendar quarter and at such other times as the Adviser may reasonably request regarding (A) the Sub-Adviser’s implementation of the Fund’s investment program and the Fund’s portfolio composition and performance, (B) any policies and procedures implemented by the Sub-Adviser to ensure compliance with United States securities laws and regulations applicable to the Sub-Adviser and the Fund, (C) the Fund’s compliance with the objectives, policies and limitations set forth in the Fund’s prospectus and Statement of Additional Information and any additional operating policies or procedures that the Fund communicates to the Sub-Adviser in writing (either directly or through the Adviser) and (D) such other matters as the Adviser may reasonably request.

3.

Securities Transactions.

The Sub-Adviser is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Schroder Portfolio, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions. To the extent expressly permitted by the written policies and procedures established by the Board of Trustees, and subject to Section 28(e) of the Securities Exchange Act of 1934, as amended, any interpretations thereof by the Securities and Exchange Commission or its staff, and other applicable law, the Sub-Adviser is permitted to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities to the accounts as to which it exercises investment discretion. The execution of such transactions in conformity with the authority expressly referenced in the immediately preceding sentence shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. Subject to the first sentence of this Section 3, the Sub-Adviser agrees to comply with any directed brokerage or other brokerage policies and procedures that the Fund communicates to the Sub-Adviser in writing (either directly or through the Adviser). The Sub-Adviser will promptly communicate or assist the Adviser in communicating to the Fund’s officers and the Board of Trustees any information relating to the portfolio transactions the Sub-Adviser has directed on behalf of the Schroder Portfolio as the Adviser or such officers or the Board may reasonably request.

4.

Compensation of Sub-Adviser.  For the services to be rendered by the Sub-Adviser as provided in this Agreement, the Adviser (and not the Trust or the Fund) will pay to the Sub-Adviser at the end of each of the Fund’s fiscal quarters a fee equal to the amount set forth in Schedule A attached hereto.  For clarity, the Adviser (and not the Trust or the Fund) shall be obligated to pay the Sub-Adviser fees hereunder for any period only out of and following the Adviser’s receipt from the Fund of advisory fees pursuant to Section 4 of the Investment Advisory Agreement for such period.

In the event of termination of this Agreement, the fees provided in this Agreement will be computed on the basis of the period ending on the last business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days the Sub-Adviser performed services hereunder during the fiscal quarter in which such termination becomes effective as a percentage of the total number of days in such quarter.

5.

Reports.  The Fund and the Sub-Adviser (in either case either directly or through the Adviser) agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request, including, but not limited to, information about changes in shareholders of the Sub-Adviser (to the extent applicable).

6.

Compliance.  The Sub-Adviser agrees to comply with all policies, procedures or reporting requirements that the Board of Trustees of the Trust reasonably adopts and communicates to the Sub-Adviser in writing (either directly or through the Adviser), including, without limitation, any such policies, procedures or reporting requirements relating to soft dollar or directed brokerage arrangements.

7.

Status of Sub-Adviser.  The services of the Sub-Adviser to the Adviser and the Fund are not to be deemed exclusive, and the Sub-Adviser will be free to render similar services to others so long as its services to the Adviser and the Fund are not impaired thereby.  The Sub-Adviser will be deemed to be an independent contractor with respect to the Fund and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust.

8.

Liability of Sub-Adviser.

No provision of this Agreement will be deemed to protect the Sub-Adviser against any liability to the Adviser or to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

9.

Force Majeure.  The Sub-Adviser shall not be responsible for any loss or damage, or failure to comply or reasonable delay in complying with any duty or obligation, under or pursuant to this Agreement arising as a direct or indirect result of any reason, cause or contingency beyond its reasonable control, including (without limitation) natural disasters, nationalization, currency restrictions, act of war, act of terrorism, act of God, postal or other strikes or industrial actions, or the failure, suspension or disruption of any relevant stock exchange or market.  The Sub-Adviser shall notify the Fund promptly (either directly or through the Adviser) when it becomes aware of any event described above.  Neither the Adviser nor the Fund shall be responsible for temporary delays in the performance of its or their duties and obligations hereunder and correspondingly shall not be liable for any loss or damage attributable to such delay in consequence of any event described above.

10.

Duration; Termination; Notices; Amendment.  This Agreement will become effective as of the date hereof, and will continue in effect for successive twelve-month periods, only so long as each such successive continuance is approved at least annually by votes of the Trust’s Board of Trustees who are not parties to such Agreement or interested persons of any such party, cast at a meeting called for the purpose of voting on such approval. Such meeting shall be in person as required under Section 15(c) of the 1940 Act unless the Board of Trustees otherwise complies with the terms of an order or other guidance issued by the Securities and Exchange Commission granting an exemption from the in-person meeting requirement (“In-Person Exemptive Order”). In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

Notwithstanding the foregoing, however, (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, on sixty days’ written notice to the Sub-Adviser, (ii) this Agreement will automatically terminate in the event of its assignment, (iii) this Agreement may be terminated by the Adviser on sixty days’ written notice to the Sub-Adviser and (iv) this Agreement may be terminated by the Sub-Adviser on sixty days’ written notice to the Trust and the Adviser.  Any notice under this Agreement will be given in writing, and is deemed to have been provided upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by e-mail or a similar means of same delivery which provides evidence of receipt (with a confirming copy by mail as set forth herein).

If to the Fund, at:

Vanguard Whitehall Funds

Vanguard International Explorer Fund

P.O. Box 2600

Valley Forge, PA 19482

Attention:  Daniel Reyes, V11

Email: daniel.reyes@vanguard.com

If to the Adviser, at:

Schroder Investment Management North America Inc.

7 Bryant Park

19th Floor

New York, NY  10018-3706

Attention: Legal Department

Email: USLegal@schroders.com

If to the Sub-Adviser, at:

Schroder Investment Management North America Limited

One London Wall Place

London, U.K. EC2Y 5AU

Attention: Legal Department

Email: USLegal@schroders.com

The parties consent to electronic delivery of any reports or other information requested or required to be delivered under this Agreement, or pursuant to applicable law, rule or regulation, including delivery of Part 2 of the Sub-Adviser’s ADV and any updates thereto, and the parties represent that they have the means to, and will access, such disclosures in electronic format.  The parties shall provide hard copies of any such disclosures upon request.  Each party may revoke this consent upon written notice to the other party.

This Agreement may be amended by mutual consent of the parties hereto, but the consent of the Trust must be approved (i) by a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person (or as otherwise permitted under the terms of an In-Person Exemptive Order) at a meeting called for the purpose of voting on such amendment, and (ii) to the extent required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund or the Trust.

As used in this Section 10, the terms “assignment,” “interested persons,” and “vote of a majority of the outstanding voting securities” will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

11.	Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

12.

Confidentiality.

The Sub-Adviser shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to any person other than the Adviser, the Trust, the Board of Trustees of the Trust, Vanguard, and any director, officer, or employee of the Adviser, the Trust or Vanguard, except (i) with the prior written consent of the Trust, (ii) as required by law, regulation, court order or the rules or regulations of any self-regulatory organization, governmental body or official having jurisdiction over the Adviser or the Sub-Adviser, or (iii) for information that is publicly available other than due to disclosure by the Sub-Adviser or its affiliates or becomes known to the Sub-Adviser from a source other than the Adviser, the Trust, the Board of Trustees of the Trust, or Vanguard.

13.

Proxy Policy.   The Sub-Adviser acknowledges the Adviser is responsible for voting, or abstaining from voting, all proxies with respect to companies whose securities are held in the Schroder Portfolio, but to the extent such responsibility is delegated to the Sub-Adviser, the Sub-Adviser shall use its best good faith judgment to vote, or abstain from voting, such proxies in the manner that best serves the interests of the Fund’s shareholders.

14.

Governing Law.   All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-interest law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

15.	Treatment of Fund Under FCA Rules. The Fund will be treated as a Professional Client under rules of the Financial Conduct Authority in the United Kingdom.

16.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

17.

Electronic Signatures. The parties agree that this Agreement and any documents related hereto may be electronically signed.  The parties agree that any electronic signatures appearing on this Agreement and any related documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

IN WITNESS WHEREOF, the parties hereto have caused this Sub-Advisory Agreement to be executed as of the date first set forth herein.

VANGUARD WHITEHALL FUNDS

By: /s/ Mortimer J. Buckley________________

      Name: Mortimer J. Buckley

      Title: Chairman and Chief Executive Officer

SCHRODER INVESTMENT MANAGEMENT

NORTH AMERICA INC.

By: /s/ William Sauer______________________

       Name: William Sauer

       Title: Authorized Signatory

SCHRODER INVESTMENT MANAGEMENT

NORTH AMERICA INC.

By: /s/ Jennifer Horne_____________________

       Name: Jennifer Horne

       Title: Authorized Signatory

SCHRODER INVESTMENT MANAGEMENT

NORTH AMERICA LTD.

By: /s/ Jennifer Horne _____________________

       Name: Jennifer Horne

       Title: Authorized Signatory

SCHRODER INVESTMENT MANAGEMENT

NORTH AMERICA LTD.

By: /s/ William Sauer ______________________

       Name: William Sauer

       Title: Authorized Signatory